UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

AIM IMMUNOTECH INC.

(Name of Registrant as Specified in Its Charter)

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

November 6, 2024

Dear AIM Stockholders:

We are furnishing this Proxy Statement to holders of the common stock, par value $0.001 per share (the “Common Stock”), of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), in connection with our solicitation of proxies for use at the 2024 Annual Meeting of Stockholders of the Company scheduled to be held at 11:00 a.m. Eastern Time, in virtual format, via live webcast, on December 17, 2024, and at any adjournments, postponements or continuations thereof (the “Annual Meeting”).

This solicitation is being conducted by Ted D. Kellner, the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”). As of the date hereof, Mr. Kellner is the beneficial owner of 1,493,000 shares of Common Stock (1,000 of which shares he is the record owner of), Mr. Deutsch is the beneficial owner of 1,716,100 shares of Common Stock and Mr. Sweeney is the beneficial owner of 2,000 shares of Common Stock. Together, the beneficial ownership of the Kellner Group is 3,211,100 shares of Common Stock, or approximately 5.04% of the 63,706,446 shares outstanding as of October 28, 2024, the record date the Company has established for the Annual Meeting (the “Record Date”).

For the reasons set forth in the attached Proxy Statement, we believe significant changes to the composition of the Board of Directors of the Company (the “Board”) are necessary to ensure that the Company is overseen in a manner consistent with its stockholders’ best interests. Under the incumbent Board, AIM has experienced what we consider to be massive declines in its stock price (over 99% since 2016 when Mr. Equels, Dr. Mitchell and Mr. Appelrouth took control of the Board), irresponsible financial management and investor relations, inadequate clinical and commercial progress and significant net losses under the watch of the incumbent Board. Despite this, the incumbent Board has engaged in what we consider to be extremely wasteful entrenchment efforts and avoided any independent oversight or effective corporate governance while alienating stockholders and potential new investors. We believe AIM will only have a chance to be successful when it has a new Board that can serve as a respected steward of investor capital and earn the trust of existing and potential stockholders. We believe the past actions of the incumbent Board, highlighted by the ruling of the Delaware Supreme Court that the amended bylaws adopted by Mr. Equels, Dr. Mitchell and Mr. Appelrouth in 2023 were the “product of an improper motive and purpose, which constitutes a breach of the duty of loyalty,” are disqualifying in this respect.

Mr. Kellner is an accomplished executive and investor, successfully founding and, until his retirement, operating an asset management firm that currently has approximately $16.0 billion of assets under advisement. Mr. Deutsch has significant experience in financial markets and analysis from his decades’ long career in trading and investment, and currently serves on the board of directors and compensation committee of a publicly traded financial holding company. Mr. Chioini has an extensive life science background and, as founder and a chief executive officer of a publicly traded pharmaceutical drug and medical device company for over 20 years, has experience in operations, finance, successful clinical drug development, licensing, commercial sales, strategic planning, regulatory matters and public company governance. Mr. Sweeney has significant investment and management experience, and currently serves as a principal of a private equity firm he co-founded. We believe the Kellner Group Nominees would collectively bring a wealth of business, financial, clinical trial, life science and governance experience and much needed credibility to the Board.

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. Through the attached Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect each of the Kellner Group Nominees at the upcoming Annual Meeting. We ask that you cast your votes only FOR each of Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney on the GOLD proxy card – and disregard the WHITE proxy card provided by AIM.

Under rules adopted by the Securities and Exchange Commission (the “SEC” or the “Commission”), the enclosed GOLD proxy card also includes the names of incumbent directors nominated by the Company (the “Incumbent Nominees”). We ask that you only cast your votes FOR each of Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney. Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications and other information concerning the Incumbent Nominees. There is no assurance that any of the Incumbent Nominees will serve as directors if all or some of our nominees are elected.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating, and returning the enclosed GOLD proxy card today.

If you have already voted for the Incumbent Nominees, we urge you to change your vote by signing, dating, and returning a later dated GOLD proxy or by voting electronically for the Kellner Group Nominees at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Okapi Partners, which is assisting us, at its address and toll-free number listed below.

Thank you for your support.
Ted D. Kellner
Todd Deutsch
Robert L. Chioini
Paul W. Sweeney

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

2024 ANNUAL MEETING OF STOCKHOLDERS

OF

AIM IMMUNOTECH INC.

PROXY STATEMENT

OF

TED D. KELLNER

TODD DEUTSCH

ROBERT L. CHIOINI

PAUL W. SWEENEY

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

We are furnishing this Proxy Statement to holders of the common stock, par value $0.001 per share (the “Common Stock”), of AIM ImmunoTech Inc., a Delaware corporation (“AIM” or the “Company”), in connection with our solicitation of proxies for use at the 2024 Annual Meeting of Stockholders of the Company scheduled to be held at 11:00 a.m., Eastern Time, in a virtual format, via live webcast, on December 17, 2024, and at any adjournments, postponements or continuations thereof (the “Annual Meeting”).

This solicitation is being conducted by Ted D. Kellner, the nominating stockholder and a nominee, together with his other nominees, Todd Deutsch, Robert L. Chioini and Paul W. Sweeney (collectively, the “Kellner Group,” “we” or “us” and, as nominees, the “Kellner Group Nominees”). As of the date hereof, Mr. Kellner is the beneficial owner of 1,493,000 shares of Common Stock (1,000 of which shares he is the record owner of), Mr. Deutsch is the beneficial owner of 1,716,100 shares of Common Stock and Mr. Sweeney is the beneficial owner of 2,000 shares of Common Stock. Together, the beneficial ownership of the Kellner Group is 3,211,100 shares of Common Stock, or approximately 5.04% of the 63,706,446 shares outstanding as of October 28, 2024, the record date the Company has established for the Annual Meeting (the “Record Date”).

Mr. Kellner has nominated himself and the other Kellner Group Nominees to the Company’s Board of Directors (the “Board”) because he believes that significant change to the composition of the Board is needed to ensure that the interests of the stockholders are appropriately represented in the boardroom. The Kellner Group Nominees have strong, relevant backgrounds and are committed to fully unlocking and maximizing stockholder value. We are seeking your support at the Annual Meeting for the following purposes:

1.

To elect each of Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney to hold office until the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal;

2.	To ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024;

3.	To vote against the proposal to approve, by non-binding vote, executive compensation; and

4.	To transact such other business as may properly come before the Annual Meeting.

This Proxy Statement and the enclosed GOLD proxy card are first being furnished to stockholders on or about November 6, 2024.

According to the Company’s proxy statement, only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. You are entitled to attend the Annual

Meeting only if you were a stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. According to the Company’s proxy statement, you will be able to attend the Annual Meeting in a virtual format. You will not be able to attend the Annual Meeting in person. To participate, vote or submit questions during the Annual Meeting via a live webcast, you must pre-register at www.cesonlineservices.com/aim24_vm by 11:00 a.m., Eastern Time on December 16, 2024. Upon completing registration, participants will receive further instructions via email, including unique links that will allow them to access the meeting. Stockholders may log into the meeting platform beginning at 10:30 a.m., Eastern Time, on December 17, 2024. Please see the “Virtual Meeting” section of this Proxy Statement for additional information.

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect each of the Kellner Group Nominees. We ask that you cast your votes only FOR Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney on the GOLD proxy card and disregard the WHITE proxy card provided by AIM.

Under rules adopted by the Securities and Exchange Commission, the enclosed GOLD proxy card also includes the names of incumbent directors nominated by the Company (the “Incumbent Nominees”). We ask that you only cast your votes FOR Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney. See the “Voting and Proxy Procedures” section of this Proxy Statement for additional information. Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications, and other information concerning the Company’s nominees. If elected, the Kellner Group Nominees will constitute the full Board and will be able to implement any actions that they may believe are necessary to unlock stockholder value.

Mr. Kellner, Mr. Deutsch and Mr. Sweeney intend to vote all of the shares of Common Stock they own “FOR” the Kellner Group Nominees only, “FOR” the ratification of the independent registered public accounting firm for the 2024 fiscal year, and “AGAINST” the advisory vote approving executive compensation as described herein. Stockholders should understand, however, that all shares of Common Stock represented by the enclosed GOLD proxy card will be voted at the Annual Meeting as marked.

According to the Company’s proxy statement, on the Record Date, there were 63,706,446 shares of Common Stock outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on the Record Date. The mailing address of the principal executive offices of the Company is 2117 SW Highway 484, Ocala, Florida 34473.

THIS SOLICITATION IS BEING MADE BY THE KELLNER GROUP AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH WE ARE NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN OUR DISCRETION.

WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF EACH OF THE KELLNER GROUP NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING, AND RETURNING THE ENCLOSED GOLD PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting – This Proxy Statement and our GOLD proxy card are available at:

https://www.okapivote.com/AIM

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of the Kellner Group Nominees.

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If your shares of Common Stock are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to the Kellner Group, c/o Okapi Partners in the enclosed postage-paid envelope today.

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If your shares of Common Stock are held in a brokerage account, bank or other intermediary, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker, bank or other intermediary. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on non-routine matters on your behalf without your instructions, and all the matters to be voted on at the Annual Meeting will be considered non-routine matters.

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Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed GOLD voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

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You may vote your shares at the virtual Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your GOLD proxy card by mail by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting. If you are a beneficial owner, you may vote the shares at the virtual Annual Meeting only if you obtain a legal proxy from the broker or bank giving you the right to vote the shares.

IMPORTANT: Only your latest dated proxy card will count, so we urge you to disregard and not return any WHITE proxy card you receive from the Company and return only the GOLD proxy card. NOTE: Even if you return the management WHITE proxy card marked “WITHHOLD” just as a protest against the Incumbent Nominees, it will revoke any GOLD proxy card you may have previously sent to us so we urge you to disregard and not to return any WHITE proxy card you receive from the Company.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of our proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

BACKGROUND TO THE SOLICITATION

The following explains the background of material events leading up to this proxy solicitation.

Mr. Kellner and Mr. Deutsch’s Involvement with AIM Prior to Meeting Mr. Chioini:

•

Mr. Kellner and Mr. Deutsch have had a strong business and personal relationship for the past 25-plus years. They generally share a common approach in seeking companies that are mispriced by the market and over the years have occasionally shared ideas on the market and specific companies. While each is a sophisticated and experienced investor and each operates independently in making investment decisions, through their long-standing relationship and sharing of information and ideas, they have invested in the same companies on numerous occasions. In and around early 2021, Mr. Deutsch, who had started investing in the Company in 2020, shared his views with Mr. Kellner on the significant potential of AIM’s lead drug candidate, Ampligen. Thereafter, Mr. Kellner invested in the Company and they have continued to communicate from time to time with respect to their investments in the Company and various other matters.

•

Each of Mr. Kellner and Mr. Deutsch acquired their shares of Common Stock in the ordinary course of their respective personal and family investing activities. As investors in the Company over the past few years, they have witnessed a significant decline in the price of the Common Stock and what they consider to be poor financial and operational performance, inadequate clinical and commercial progress, excessive executive and director compensation, a lack of effective corporate governance and a disregard of the views of the Company’s stockholders.

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At various times since making their respective investments in AIM, Mr. Deutsch and, to a lesser extent, Mr. Kellner have communicated with, or attempted to communicate with, AIM and its representatives in their capacities as concerned stockholders.

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In and around April 2022 and in the weeks following, Mr. Kellner and Mr. Deutsch became generally aware of efforts by Franz Tudor, an individual whom they believed to be an AIM stockholder and know (as discussed below), and Walter Lautz, an individual whom they believed to be an AIM stockholder and do not know, to nominate Mr. Chioini and another individual for election to the Company’s board of directors. This nomination effort is discussed below. Neither Mr. Kellner nor Mr. Deutsch participated in this effort. Mr. Deutsch has a relationship with Mr. Tudor dating back to when they worked for the same hedge fund in the early 2000s and has from time to time discussed particular investments, including AIM, with him in the past. Mr. Deutsch introduced Mr. Kellner to Mr. Tudor and Mr. Kellner also communicated with Mr. Tudor from time to time in the past for similar purposes.

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On June 16, 2022, AIM’s counsel sent a letter to Mr. Kellner and Mr. Deutsch accusing them of being part of an undisclosed “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with Mr. Tudor, threatening legal action and demanding that neither contact the Company or its investor relations representatives. Other than claiming that Mr. Deutsch owned more than 5% of the outstanding shares, which is not true and has never been true, the letter did not articulate any “agree[ment] to act together for the purpose of acquiring, holding, voting or disposing” AIM shares between Mr. Kellner and Mr. Deutsch.

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On July 15, 2022, AIM sued Mr. Kellner and Mr. Deutsch, along with Mr. Chioini and others, in Florida federal court (the “Florida Section 13(d) Action”), alleging that the named defendants were acting as a group and seeking: (i) a declaration that the named defendants violated Section 13(d) of the Exchange Act; and (ii) an injunction to prevent the named defendants from future violations of the federal securities laws. We believe the allegations in the Florida Section 13(d) Action are baseless.

•	Despite being named as defendants in the Florida Section 13(d) Action and related AIM press releases at the time, neither Mr. Kellner nor Mr. Deutsch had ever met or participated in the efforts of

Mr. Chioini, Michael Rice and Jonathan Jorgl (who referred to themselves as the “AIM Stockholder Full Value Committee” or “ASFV Committee” in connection with their nomination efforts at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”), which are discussed below) or the other participants in the ASFV Committee’s solicitation. Mr. Kellner and Mr. Deutsch became aware of Mr. Chioini by name only and his efforts with ASFV Committee shortly after Mr. Jorgl submitted the nomination notice on July 8, 2022. Neither Mr. Kellner nor Mr. Deutsch met Mr. Chioini until late 2022 and early 2023 as described below. Other than Mr. Chioini and briefly meeting Mr. Rice in July 2023 to consider him as a potential nominee for the 2023 annual meeting of stockholders (the “2023 Annual Meeting”), neither Mr. Kellner nor Mr. Deutsch knows any of the other participants in the ASFV Committee’s solicitation with respect to the 2022 Annual Meeting.

•

On October 11, 2022, the Florida Section 13(d) Action was dismissed in its entirety, without prejudice. The court ruled that AIM lacked standing to bring the claim based on long-standing binding precedent. Citing that precedent and the purpose of Section 13(d) in protecting investors and potential investors rather than the corporation and incumbent management, the court noted that “ ... outsiders who challenge incumbent management, help protect the small shareholders’ interest in monitoring—by possibly challenging—incumbent management.” Further, “[t]he threat of this sort of litigation might remove from the field a player whose self-interest is to monitor management.” AIM however continued to pursue the action. AIM filed an amended complaint in the Florida Section 13(d) Action on November 9, 2022 against Mr. Kellner and Mr. Deutsch and others (Mr. Chioini was no longer a defendant), but that amended complaint was dismissed in its entirety as moot on July 10, 2023. AIM once again unsuccessfully attempted to revive the action after the nomination notice was submitted by Mr. Kellner with respect to the 2023 Annual Meeting as discussed below.

Mr. Chioini’s Prior Involvement with Nomination Efforts:

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In April 2022, Mr. Lautz purported to nominate Mr. Chioini and another individual to the Board. Mr. Lautz, based on the recommendation of Mr. Tudor (who had a relationship with Mr. Chioini dating back to when he provided consulting services to Rockwell Medical, Inc. while Mr. Chioini was chief executive officer) and his involvement in that nomination effort, was introduced to Mr. Chioini, and Mr. Chioini agreed to be nominated. These nominations were attempted to be made for inclusion in AIM’s proxy materials pursuant to Rule 14a-8 under the Exchange Act rather than in accordance with the advance notice provisions of AIM’s Restated and Amended Bylaws (the “Bylaws”). Because Rule 14a-8 provides a basis for exclusion in these circumstances, AIM excluded these nominations.

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After AIM rejected the nomination by Mr. Lautz, Mr. Chioini remained interested in AIM’s prospects under the right Board make-up and continued to consider running for election to the Board at the 2022 Annual Meeting. In or around May 2022, Mr. Chioini contacted Mr. Rice to gauge his interest in being nominated to the Board. Mr. Rice subsequently confirmed his interest.

•

In June 2022, Mr. Chioini contacted both Mr. Lautz and Mr. Tudor to see if either would consider nominating Mr. Chioini and Mr. Rice as director candidates at the 2022 Annual Meeting. Both Mr. Lautz and Mr. Tudor declined.

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Mr. Jorgl has a long-standing personal relationship with Mr. Rice. Based on his conversations with Mr. Rice in June 2022 regarding a possible Board nomination at the 2022 Annual Meeting, Mr. Jorgl informed Mr. Chioini and Mr. Rice that he would purchase AIM shares and nominate Mr. Chioini and Mr. Rice.

•	On July 8, 2022, Mr. Jorgl submitted notice to AIM of his intent to nominate both Mr. Chioini and Mr. Rice at the 2022 Annual Meeting.

•

On July 15, 2022, AIM initiated the Florida Section 13(d) Action as described above. Each of Mr. Jorgl, Mr. Chioini and Mr. Rice was named as a defendant, in addition to Mr. Kellner, Mr. Deutsch and others.

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On July 27, 2022, the members of the ASFV Committee, together with River Rock Advisors LLC, a limited liability company of which Paul Tusa was the sole member (“River Rock”), entered into an agreement to formalize their relationship that had developed in the prior weeks (the “2022 Group Agreement”). Among other things, the 2022 Group Agreement initially provided that River Rock would bear expenses incurred in connection with the activities of the group, with the other parties contributing at their discretion. However, it was later determined that Michael Xirinachs, a business associate of both Mr. Tusa and Mr. Chioini who had been involved in discussions with Mr. Chioini about the nomination effort, paid certain expenses on behalf of River Rock through an entity he solely owned starting in mid-July. Thereafter, Mr. Xirinachs agreed to be jointly responsible for expenses with Mr. Chioini going forward. River Rock did not end up paying any expenses. As a result, on September 14, 2022, the 2022 Group Agreement was amended to make all participants in the ASFV’s Committee’s solicitation party thereto and reflect the revised expense payment agreement. As revised, (i) Mr. Jorgl, Mr. Chioini and Mr. Rice agreed to conduct the proxy solicitation and coordinate activities with respect to AIM and the nominations and all parties agreed not take certain related actions without the mutual consent Mr. Jorgl, Mr. Chioini and Mr. Rice, (ii) each party agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the other parties, and (iii) Mr. Chioini and Mr. Xirinachs jointly and severally agreed to bear expenses incurred in connection with the activities of the group. The 2022 Group Agreement expired by its terms upon completion of the 2022 Annual Meeting, other than certain customary provisions that survived, including those related to expenses. Refer to “Information About the Participants” for additional information about Mr. Chioini’s interests arising from the 2022 Group Agreement.

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On July 29, 2022, Mr. Jorgl filed a complaint in the Delaware Court of Chancery that named the Company and each member of the Board at the time as defendants (the “Jorgl Delaware Action”). The complaint alleged that defendants wrongfully denied Mr. Jorgl’s right to nominate candidates and sought relief to ensure that they may be considered for election to the Board, pursuant to the Bylaws and Delaware law.

•	In September 2022, each of the Company and the ASFV Committee filed proxy statements and commenced solicitation efforts for the 2022 Annual Meeting.

•	On October 28, 2022, the Delaware Court of Chancery denied Mr. Jorgl’s motion for preliminary injunction.

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The 2022 Annual Meeting was held as scheduled on November 3, 2022 without the ASFV Committee nominees being considered for election. The incumbent Board was re-elected by a plurality vote in an unopposed election, despite very limited support and significant withhold votes (which, in the case of the independent incumbent nominees, were almost twice the number of “for” votes).

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On November 9, 2022, in the wake of the 2022 Annual Meeting at which the incumbent Board received dismal support and the say-on-pay vote failed for the second straight year, the Company issued a press release entitled “AIM ImmunoTech Announces Corporate Governance Enhancements.” In this press release, the Company announced that it had initiated a search for two new qualified and independent directors and that it would engage a nationally recognized independent compensation consultant to evaluate executive compensation. Only one new director, Nancy Bryan, who had a preexisting relationship with AIM and Mr. Equels as discussed below, was appointed and we do not believe that these supposed corporate governance enhancements occurred or that the Board even undertook a meaningful effort to achieve them.

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On November 13, 2022, based on the November 9 press release and the sentiment expressed therein, counsel to Mr. Chioini and Mr. Rice sent a letter on their behalf to the Board recommending that each of Mr. Chioini and Mr. Rice be appointed to the Board as the two new independent directors given that stockholders had just expressed strong support for their election. This letter was followed up with a telephone call during which Mr. Chioini’s counsel conveyed to AIM’s counsel that, if the Board was not willing to appoint Mr. Chioini and Mr. Rice, Mr. Chioini would consider seeking a resolution based on identifying and appointing two mutually agreeable additional independent directors. Thereafter there was no follow-up with respect to the November 13 letter and subsequent correspondence.

Background of Kellner Group’s Nominations:

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In December 2022, Mr. Kellner first contacted Mr. Chioini to inquire about his future plans with respect to the Company. Mr. Kellner later introduced Mr. Deutsch and Mr. Chioini in the early spring of 2023. After that, through July 2023, the three of them communicated from time to time about the potential to work together with respect to the Company, including potentially with respect to nominations.

•	On March 28, 2023, the then-incumbent Board of Mr. Equels, Dr. Mitchell and Mr. Appelrouth amended the advance notice provisions of the Bylaws (the “2023 Amended Bylaws”).

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Also on March 28, 2023, almost five months after AIM announced that it initiated a search to add two independent directors, the Board appointed Ms. Bryan as a fourth director, who has known AIM and Mr. Equels for at least a few years. Ms. Bryan had no prior experience serving on a public company board of directors and was the President and CEO of BioFlorida, Inc., a membership association of which AIM was a paying member. Mr. Equels served on BioFlorida’s board and received an award from BioFlorida in 2020. AIM has not added a second new director.

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On July 17, 2023, Mr. Kellner, Mr. Deutsch and Mr. Chioini jointly engaged counsel to represent them in matters related to AIM, including Mr. Kellner’s nominations with respect to the 2023 Annual Meeting and related proxy solicitation.

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On July 26, 2023, Mr. Kellner, Mr. Deutsch and Mr. Chioini entered into a Group Agreement (the “2023 Group Agreement”) reflecting their agreement to act together with respect to the Company and defining their obligations to each other in connection with Mr. Kellner’s nominations with respect to the 2023 Annual Meeting and related proxy solicitation. The 2023 Group Agreement generally provided that each of the parties would coordinate their activities and communications relating to the Company and all parties agreed not to take specified actions without the agreement of all parties. In addition, each party made representations as to their respective beneficial ownership of Company securities and agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the others. Finally, the 2023 Group Agreement established how the parties would share and allocate expenses incurred by them in connection with their coordinated activities with respect to the Company, with each contributing, but Mr. Kellner responsible for the substantial majority of the expenses, as well as how any reimbursement from the Company would be allocated among them. The 2023 Group Agreement was extended in early 2024 so that it stayed in effect during the pendency of Mr. Kellner’s appeal to the Delaware Supreme Court as described below, but expired by its terms on July 26, 2024, other than certain customary provisions that survived, including those related to expenses.

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On July 27, 2023, Mr. Kellner and Mr. Deutsch filed a Schedule 13D with the SEC as a “group” and disclosed the 2023 Group Agreement (which was filed as an exhibit thereto) and Mr. Kellner’s intent to provide notice to the Company of his intent to nominate directors for election at the 2023 Annual Meeting.

•	On August 4, 2023, Mr. Kellner delivered notice (the “2023 Notice”) to the Company of his intent to nominate himself, Mr. Chioini and Mr. Deutsch for election to the Board at the 2023 Annual Meeting.

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On August 7, 2023, just days after receiving the 2023 Notice, AIM filed a motion seeking to revive the Florida Section 13(d) Action, which had already been dismissed twice. This motion was denied on September 27, 2023.

•	On August 23, 2023, AIM’s counsel notified Mr. Kellner’s counsel of the rejection of the 2023 Notice. AIM’s rejection of the 2023 Notice confirmed Mr. Kellner’s belief that the purpose of the 2023

Amended Bylaws was to provide pretext to deny any nomination, no matter the disclosure provided. We believe the ruling of the Delaware Supreme Court described below validates this belief.

•

On August 25, 2023, Mr. Kellner filed a complaint in the Delaware Court of Chancery seeking declarations that the 2023 Amended Bylaws were unlawful, that the application of the 2023 Amended Bylaws by the Board to reject the 2023 Notice was unlawful and/or inequitable and that the applicable directors breached their fiduciary duties in adopting the 2023 Amended Bylaws and rejecting the 2023 Notice (the “Kellner Delaware Action”).

•

On September 11, 2023, AIM filed an answer and counterclaim seeking declaratory judgment in the Kellner Delaware Action. Following the completion of expedited discovery and briefing, trial was held from October 30, 2023 through November 1, 2023.

•

On December 28, 2023, the Delaware Court of Chancery ruled that four separate advance notice bylaw provisions included in the 2023 Amended Bylaws were invalid. However, despite this ruling, the court went on to find that Mr. Kellner’s 2023 Notice did not comply with certain of AIM’s remaining (or predecessor) advance notice provisions. Mr. Kellner disagrees with the court’s opinion on this latter finding as to numerous matters of fact and law and sought an expedited appeal and to enjoin the 2023 Annual Meeting pending such appeal. The motion for the expedited appeal was granted, but the 2023 Annual Meeting was not enjoined. AIM also filed a cross appeal with respect to the ruling that certain provisions of the 2023 Amended Bylaws were invalid.

•

AIM reconvened the 2023 Annual Meeting, which was initially scheduled for December 1, 2023, but adjourned, on January 5, 2024. At the 2023 Annual Meeting, AIM disregarded Mr. Kellner’s nominations and any proxies submitted in favor of Mr. Kellner’s nominees were not voted at the 2023 Annual Meeting. The incumbent Board was re-elected by a plurality vote in yet another unopposed election, despite limited support and significant withhold votes, particularly for Dr. Mitchell and Mr. Appelrouth. The say-on-pay vote failed for third straight year.

•	On April 10, 2024, the Delaware Supreme Court held oral arguments with respect to Mr. Kellner’s appeal of the Kellner Delaware Action and the cross appeal by AIM.

•

On April 22, 2024, AIM and its counsel were sanctioned by the Florida federal court for certain actions taken in the Florida Section 13(d) Action. The court found that AIM and its counsel committed sanctionable conduct by continuing to pursue arguments that were “factually and legally frivolous and advanced for an improper purpose” and that certain defendants in that action were entitled to fee reimbursement.

•

On June 28, 2024, AIM appealed the Florida federal court’s orders of dismissal of the Florida Section 13(d) Action, denial of AIM’s motion for reconsideration and sanctions. On September 4, 2024, AIM filed its opening brief. A mediation involving all parties was commenced on November 5, 2024, but no settlement has been reached as of the date of this Proxy Statement. If the parties do not reach a settlement, responsive briefs of Mr. Kellner, Mr. Deutsch and other parties are due on December 5, 2024.

•

On July 11, 2024, the Delaware Supreme Court ruled that all of the 2023 Amended Bylaws at issue in the appeals were inequitable and unenforceable. The court found that AIM’s motive was not to counter the threat of an uninformed vote. Rather, AIM’s “primary purpose was to interfere with Kellner’s nomination notice, reject his nominees, and maintain control.” The court ruled that the 2023 Amended Bylaws were the “product of an improper motive and purpose, which constitutes a breach of the duty of loyalty.” (emphasis added) Despite the ruling of the Delaware Supreme Court that the Board breached its fiduciary duty of loyalty, the Court’s ruling did not grant the relief sought by Mr. Kellner based on the factual findings of the Delaware Court of Chancery with respect to the 2023 Notice (which we continue to believe were clearly erroneous). The Delaware Supreme Court’s opinion can be found at https://courts.delaware.gov/Opinions/Download.aspx?id=366380.

•

On July 26, 2024, Mr. Kellner filed a motion for reargument with the Delaware Supreme Court. Mr. Kellner requested that the court declare he is entitled to relief from the inequitable conduct of the AIM Board and that the action be remanded for further proceedings requiring AIM to accept Mr. Kellner’s nominations at the next annual or special meeting. The motion also asked for clarification that the trial court retains jurisdiction for any fee applications. Mr. Kellner’s motion was denied on July 29, 2024.

•

On July 31, 2024, AIM adopted Restated and Amended Bylaws (the “2024 Amended Bylaws”). The 2024 Amended Bylaws revised the 2023 Amended Bylaws in response to the ruling of the Delaware Supreme Court to remove the inequitable and unenforceable advance notice provisions and make certain other changes.

•

While Mr. Kellner’s appeal was pending, Mr. Kellner, Mr. Deutsch and Mr. Chioini continued to regularly communicate and coordinate with each other and with counsel with respect to the appeal and related strategies, potential outcomes and, in anticipation of and following the decision of the Delaware Supreme Court, with respect to potential next steps and further actions with respect to the Company.

•

On August 14, 2024, Mr. Kellner and Mr. Deutsch filed a sixth amendment to the Schedule 13D announcing Mr. Kellner’s intent to provide notice to the Company of his intent to nominate directors for election at the Annual Meeting.

•

On August 27, 2024, Mr. Kellner made a demand to inspect certain books and records of the Company pursuant to Section 220 of the Delaware General Corporation Law (the “Section 220 Demand”). The Section 220 Demand seeks materials related to the advancement or indemnification of fees and expenses, any repayment of any advanced or indemnified fees and expenses and related D&O insurance information related to the Kellner Delaware Action in which certain directors were found by the Delaware Supreme Court to have breached their fiduciary duty of loyalty. Customary stockholder records required for a proxy solicitation were also included in the Section 220 Demand.

•

In a separate letter on August 27, 2024, Mr. Kellner requested that the Company reimburse him for expenses incurred in conferring the corporate benefit that resulted when the Company adopted the 2024 Amended Bylaws to remove provisions found invalid or unenforceable by the Delaware Supreme Court (the “Fee Reimbursement Request”).

•

On September 3, 2024, Mr. Kellner, Mr. Deutsch and Mr. Chioini entered into an agreement (the “2024 Agreement”) reflecting the agreement of the parties to be named as nominees of Mr. Kellner and to serve as directors if elected or appointed and to act together with respect to the notice to nominate directors, the proxy solicitation in support of the nominations and other related actions. The 2024 Agreement generally provides that the parties will coordinate their activities and communications relating to the Company and will not take specified actions without the agreement of Mr. Kellner. In addition, each party made representations as to their respective beneficial ownership of Company securities and agreed not to buy, sell, pledge or otherwise acquire or dispose of any Company securities without the consent of the other parties. The 2024 Agreement provides that Mr. Kellner will be responsible for expenses incurred in connection with the coordinated activities with respect to the Company and the other Kellner Group Nominees will not incur expenses without Mr. Kellner’s agreement.

•

On September 3, 2024, Mr. Kellner and Mr. Deutsch filed a seventh amendment to the Schedule 13D disclosing the 2024 Agreement (which was filed as an exhibit thereto) and Mr. Kellner delivered notice (the “2024 Notice”) to the Company of his intent to nominate himself, Mr. Chioini and Mr. Deutsch for election to the Board at the Annual Meeting.

•

On September 11, 2024, Mr. Kellner delivered a supplemental notice (the “Supplement”) to the Company of his intent to nominate Mr. Sweeney in addition to the nominations of himself, Mr. Chioini and Mr. Deutsch. Mr. Sweeney signed a joinder to the 2024 Agreement with Mr. Kellner, Mr. Deutsch and Mr. Chioini, whereby he became a party to the 2024 Agreement (the “Joinder”). Mr. Kellner,

Mr. Deutsch and Mr. Sweeney filed an eighth amendment to the Schedule 13D disclosing the Joinder (which was filed as an exhibit thereto). Mr. Kellner requested that Mr. Sweeney agree to be nominated around the end of August 2024 based on their long-standing business and personal relationship and his belief that Mr. Sweeney would be a valuable director. Mr. Kellner has invested in numerous investments sponsored by Mr. Sweeney’s private equity firm, Mr. Sweeney and his private equity firm have invested in Mr. Kellner’s real estate developments and they have co-invested together in numerous private businesses and ventures. They are also both active in civic and charitable endeavors in and around Milwaukee, Wisconsin and have served together in various capacities related to these endeavors.

•

On September 11, 2024 and September 16, 2024, AIM’s counsel notified Mr. Kellner’s counsel of certain purported deficiencies in each of the 2024 Notice and the Supplement, respectively, and requested that Mr. Kellner amend or supplement each of the 2024 Notice and the Supplement to cure such purported deficiencies and also requested certain additional information. Although Mr. Kellner disagrees that the matters identified by AIM were deficiencies, and further disagrees that the requested additional information was reasonably required by the 2024 Amended Bylaws, Mr. Kellner provided AIM with supplemental information with respect to the purported deficiencies on each of September 16, 2024 and September 20, 2024 within the time periods requested by AIM’s counsel.

•	In the ensuing weeks, Mr. Kellner’s counsel and AIM’s counsel held discussions about a potential settlement, but no agreement has been reached.

•	On October 15, 2024, AIM filed its preliminary proxy statement with respect to the Annual Meeting.

•	On October 18, 2024, the Kellner Group filed its preliminary proxy statement with respect to the Annual Meeting.

•	On October 30, 2024, the Kellner Group filed its revised preliminary proxy statement with respect to the Annual Meeting.

•	On October 30, 2024, AIM filed its revised preliminary proxy statement with respect to the Annual Meeting.

•	On November 4, 2024, AIM filed its definitive proxy statement with respect to the Annual Meeting.

REASONS FOR THE SOLICITATION

AIM is an immuno-pharma company that focuses primarily on the research and development of therapeutics to treat multiple types of cancers, viral diseases and immune disorders. The Company’s lead product is an investigational drug called Ampligen (rintatolimod). AIM has been focused on preclinical and clinical activities with respect to Ampligen since 1987. To date, Ampligen has not been approved for sale in the United States nor generated any meaningful revenues.

The Company is publicly traded on the NYSE American under the stock symbol “AIM.” Since Mr. Equels became AIM’s CEO on February 25, 2016, and since current Board members Mr. Equels, Dr. Mitchell and Mr. Appelrouth assumed control of the Board later that year, AIM has experienced massive declines in its stock price and significant net losses, based on what we believe to be irresponsible financial management and investor relations and inadequate clinical and commercial progress. Despite this, incumbent Board members have engaged in what we consider to be extraordinary efforts to avoid accountability to stockholders, wasting significant corporate resources in their entrenchment efforts.

We believe AIM will only have a chance to be successful when it has a Board with the discipline and expertise necessary to oversee a focused long-term clinical and commercialization program and that can serve as a respected steward of investor capital and earn the confidence of stockholders and potential new investors. Collectively, we believe the Kellner Group Nominees would bring a wealth of business, financial, clinical trial, life science and corporate governance experience and much needed credibility to the Board.

We intend to enhance the value of AIM by:

•

Rebuilding the trust of current and new investors by clearly communicating with them. We intend to define and execute a focused clinical trial strategy and responsibly use corporate assets to advance that strategy, while simultaneously implementing effective corporate governance and improving communications with stockholders and sharing our strategy with potential institutional health care investors. We believe it is necessary to attract long-term institutional investors so that AIM can raise the necessary capital to support its efforts without destroying stockholder value.

•

Conducting a review of management and key personnel to ensure that the Company has the right resources in place to execute on important strategic initiatives and create stockholder value. We believe change is needed in the way AIM is operated for all the reasons described in this Proxy Statement. In particular, after being found by the Delaware Supreme Court, along with other directors, to have breached his fiduciary duty of loyalty to the Company and its stockholders, and causing severe damage to the Company’s financial condition and reputation in furtherance of his wrongful acts, we believe it would be difficult for the Company to turn around its fortunes and regain investor confidence while Mr. Equels remains the Company’s CEO. The Kellner Group Nominees, if elected, intend to conduct a review to gather all necessary information and meet with management and key personnel before making any decisions and would ultimately do what they consider to be in the best interests of the Company and its stockholders after conducting such review.

•

Advancing clinical trial efforts with respect to the most promising indications for Ampligen and investing the necessary Company resources in those efforts. We believe the Company needs to have the discipline and commitment necessary to maintain a more focused clinical trial and commercialization program, directing the necessary resources to the most promising indications. It is also important that the Company consistently and clearly communicate that focused strategy to the investment community, while not getting distracted by activities that are not as likely to benefit stockholders in the long term.

The case for a significant change in the Board is simple. We believe the incumbent Board’s failures are numerous, including a massive decline in stockholder value on its watch, engaging in wasteful conduct to avoid accountability to stockholders and breaching its fiduciary duty of loyalty in the process, irresponsible financial management and investor relations, inadequate clinical and commercial progress, excessive compensation and a lack of effective corporate governance. We believe the incumbent Board, rather than focusing on ways to improve performance and generate value for stockholders, is determined to continue to entrench itself and resist accountability to stockholders at all costs.

AIM’s Stock Price Has Suffered Massive Declines

On February 25, 2016, the day that Mr. Equels assumed the role of CEO, AIM’s stock closed at $87.15. On September 30, 2016, the day that the three incumbent directors – Mr. Equels, Dr. Mitchell and Mr. Appelrouth – assumed control of the Board, AIM’s stock closed at $55.44 per share.1

In the ensuing years, the value of AIM’s stock has plummeted. On October 15, 2024, AIM’s stock closed at $0.26 per share. In other words, the value of AIM’s stock has declined by over 99% since Mr. Equels became CEO and Mr. Equels, Dr. Mitchell and Mr. Appelrouth assumed control of the Board. The stock price has continued to decrease and reach new lows, including another 40% decline thus far in 2024 alone (from a $0.44 closing price on December 29, 2023). In order to avoid getting delisted from the NYSE American, AIM has undertaken reverse stock splits cumulating to a ratio of 1-for-528 (a 1-for-12 reverse split in 2016 and a 1-for-44 reverse split in 2019).

By contrast, the Russell 2000 Index has increased by approximately 117% since Mr. Equels became CEO (from $1,031.58 on February 25, 2016 to $2,246.52 on October 15, 2024) and approximately 79% since the incumbent directors assumed control of the Board (from $1,251.65 on September 30, 2016). In addition, the Nasdaq Biotechnology Index increased by approximately 77% (from $2,712.13 to $4,802.18) and 59% (from $3,027.15 to $4,802.18), respectively.

This dramatic drop in stockholder value, while the broader small capitalization and biotechnology markets have appreciated, is depicted in the following chart:

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Russell 2000
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AIM ImmunoTech Inc.

Entrenchment Efforts and Lack of Accountability to Stockholders

Despite abysmal stock price performance under its watch, the incumbent Board has engaged in what we consider to be unconscionable efforts to avoid accountability to stockholders and entrench itself at all costs.

[1]	Stock prices included herein are based on historical data available at nyse.com, which data with respect to the Company account for reverse stock splits of 1 for 12 in 2016 and 1 for 44 in 2019.

At the past two annual meetings of stockholders, we believe AIM’s stockholders have made their dissatisfaction with the incumbent Board abundantly clear. At the 2022 Annual Meeting, uncontested, Mr. Equels’ “for” votes represented only approximately 16% of shares outstanding as of the record date for that meeting, and Dr. Mitchell’s and Mr. Appelrouth’s “for” votes each represented only approximately 9% of shares outstanding as of the record date for that meeting.2 At the 2023 Annual Meeting, uncontested, Mr. Equels’ and Ms. Bryan’s “for” votes each represented only approximately 21% of shares outstanding as of the record date for that meeting, and Dr. Mitchell’s and Mr. Appelrouth’s “for” votes represented only approximately 13% and 14% of shares outstanding as of the record date for that meeting, respectively.3 Moreover, the last three say-on-pay results have failed with approval rates ranging from 16% to 37% of votes cast (including abstentions).4 Although the proxies received by the ASFV Committee with respect to the 2022 Annual Meeting and by Mr. Kellner, Mr. Deutsch and Mr. Chioini with respect to the 2023 Annual Meeting were ultimately disregarded and not voted, together with the aforementioned publicly disclosed results, we believe they clearly demonstrate that stockholders demand change in the Board.

In the face of this overwhelming lack of support from stockholders, the incumbent Board has gone to great lengths to avoid accountability and entrench itself. After the 2022 Annual Meeting, despite a public pledge to add two independent directors and improve corporate governance, the incumbent Board ratcheted up its entrenchment effort by adopting the 2023 Amended Bylaws. The Delaware Supreme Court ruled that the incumbent Board’s motive in adopting the 2023 Amended Bylaws was not to counter the threat of an uninformed vote. Rather, the Board’s “primary purpose was to interfere with [Mr. Kellner’s] nomination notice, reject his nominees, and maintain control.” The Delaware Supreme Court ruled that the 2023 Amended Bylaws were the “product of an improper motive and purpose, which constitutes a breach of the duty of loyalty.”

The Florida federal court also sanctioned AIM and its counsel for certain actions taken in the Florida Section 13(d) Action after finding that AIM and its counsel committed sanctionable conduct by continuing to pursue arguments that were “factually and legally frivolous and advanced for an improper purpose” and that certain defendants in that action were entitled to fee reimbursement.

The amount that the incumbent Board has spent on this effort to continue to entrench itself and to thwart the will of its stockholders – in furtherance of its improper purpose and breach of duty of loyalty in our view – is shocking to us. From 2021 to 2023, general and administrative expenses increased from $8.6 to $21.1 million (almost twice 2023 research and development expenses of $10.9 million).5 Legal expenses increased by $4.5 million in 2022, and again by $6.5 million more in 2023.6 Based on the foregoing, we estimate that the Company has spent over $15.0 million in the past two years in this bad faith effort.7

It is worth emphasizing that the incumbent Board never made any attempt to avoid this wasteful spending. In fact, the incumbent Board initiated and perpetuated it. AIM sued Mr. Kellner and Mr. Deutsch, two of its largest stockholders, in the Florida Section 13(d) Action in 2022 without attempting to engage with them in a meaningful way and has continued to pursue this action despite multiple dismissals and sanctions against AIM

[2]	See the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on November 9, 2022.
[3]	See the Company’s Current Report on Form 8-K filed with the SEC on January 10, 2024.
[4]	See the Company’s Current Reports on Form 8-K filed with the SEC on each of October 7, 2021, November 9, 2022 and January 10, 2024.
[5]

See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022 (the “2021 Annual Report”), the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 31, 2023 (the “2022 Annual Report”), and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 1, 2024 (the “2023 Annual Report”).

[6]	See the 2021 Annual Report, the 2022 Annual Report, and the 2023 Annual Report.
[7]	See the 2023 Annual Report.

and its counsel. Mr. Chioini’s efforts to engage with the incumbent Board after the 2022 Annual Meeting were ignored. The incumbent Board then rejected Mr. Kellner’s 2023 Notice without any attempt at engagement whatsoever with two of AIM’s largest stockholders, resulting in massive legal expenses.

We believe the amount of funds that the incumbent Board has been willing to waste without even making an attempt at dialogue in prior years is unconscionable and clearly indicative of the incumbent Board’s improper motives.

Irresponsible Financial Management and Investor Relations

The Board’s actions, which as noted above we believe were in furtherance of its breach of the fiduciary duty of loyalty, have worsened the Company’s already precarious financial condition. As of June 30, 2024, AIM had $10.1 million of cash, cash equivalents and marketable securities, but also $5.5 million of accounts payable (largely, we believe, due to unpaid legal expenses from the Kellner Delaware Action).8 This results in effective liquidity of less than $5.0 million, providing a very short runway considering that AIM utilized $7.8 million in cash from operations in the first six months of 2024.9 As noted above, we believe that the incumbent Board put the Company in this distressed financial position as a result of its entrenchment efforts.

As a result, the incumbent Board now pursues what we consider to be vanishing, highly dilutive and increasingly desperate financing alternatives to the detriment of stockholders. In just the last few months, such transactions have included:

•

receipt of a usurious two-year loan in the amount $2.5 million bearing an effective interest rate of approximately 25% per year (inclusive of OID and stated interest) from a lender controlled by an individual with a history of securities law violations – someone the SEC described as a “recidivist violator of the federal securities laws” in a 2020 complaint filed in U.S. District Court;[10]

•

entry into an equity line agreement with a different entity controlled by this same troubling individual, providing that the Company may sell up to almost 10.0 million shares (almost 20% of outstanding shares at the time) to this entity at a discount to market price, and allowing this individual with a history of securities law violations to profit at the expense of existing stockholders when the shares are quickly dumped into the market;[11]

•

the sale of 5.6 million shares to a hedge fund for approximately $1.8 million of proceeds after expenses and granting that hedge fund warrants to purchase another 11.2 million shares at the same price – effectively granting the hedge fund the upside of approximately 25% of the Company at the time for minimal proceeds. In just over a month after the initial sale, the investor had already sold over 30% (approximately 1.8 million shares) of the initial shares, confirming a lack of long-term interest in our view and furthering downward pressure on the Company’s stock price;[12]

•

the sale of 4.7 million shares to a single investor (who has not been identified yet) for approximately $1.1 million of proceeds after expenses and granting that investor warrants to purchase another 9.3 million shares at the same price – effectively granting this investor the upside of approximately 20% of the Company at the time for minimal proceeds;[13] and

[8]	See the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024.
[9]	See the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024.
[10]	See https://www.sec.gov/enforcement-litigation/litigation-releases/lr-24886.
[11]	See the 2023 Annual Report.
[12]	See the Company’s Current Report on Form 8-K filed with the SEC on June 3, 2024 and Prospectus Supplement filed pursuant to Rule 424(b)(5) with the SEC on July 25, 2024.
[13]	See the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2024.

•	the Company also maintains an at-the-market offering program currently allowing it to sell up to $3.3 million of shares (which would be approximately 12.5 million shares at current prices).[14]

We believe these financings, which do not include the dilutive stock issuances to Mr. Equels and Mr. Rodino described below, have done little to alleviate the Company’s financial distress, but are incredibly damaging to future prospects. In the short term, we believe the additional shares being sold into the market by the Company or short-term investors create downward pressure on the stock price, hampering the ability to raise additional funds at attractive prices. In the longer term, we believe the significant overhang caused by the 20.5 million shares underlying warrants will continue weigh down the stock price. In our view, this cycle can only be broken by earning the trust of the investment community and attracting long-term investment. We do not believe the incumbent Board is capable of doing this.

Inadequate Clinical and Commercial Progress

As noted above, AIM has been developing Ampligen since 1987. Across parts of five different decades of clinical development work with Ampligen, AIM has failed to generate meaningful regulatory approval or sales. While AIM has continued to tout all the different diseases Ampligen can treat, we believe the reality is that AIM remains a long way away from any realistic chance of meaningful regulatory approvals and commercialization due to a lack of focus, urgency and expertise in advancing clinical programs during the eight years that Mr. Equels, Dr. Mitchell and Mr. Appelrouth have controlled the Board (or during the 16 years that Mr. Equals and Dr. Mitchell have served on the Board together, or during the 26 years that Dr. Mitchell has served on the Board).

We believe that AIM’s key value driver is Ampligen, and its progress via clinical trial execution should be the number one strategic priority for AIM’s Board and management. Yet, in each of the last three fiscal years, AIM’s general and administrative spending has exceeded research and development spending.15 In 2023, general and administrative spending increased to $21.1 million, while research and development spending only increased to $11.0 million.16 This has continued into the first half of 2024, with general and administrative spending through June 30, 2024 of $6.4 million more than doubling research and development expenses of $3.1 million.17

We believe that the research and development spending that AIM has incurred is inadequate and not productive. Although we believe that one of Ampligen’s promising aspects is its potential to treat multiple types of diseases, it is our view that AIM’s approach of exploring numerous and varied potential indications through collaborations and third-party agreements and diverting focus and attention based on current events, rather than investing the necessary corporate resources and consistently committing to the most promising indications, has been ineffective.

This mismanagement and lack of progress has been overseen by the incumbent Board. Dr. Mitchell has served on the Board for 26 years since 1998 (and prior to that served on the Board as early as 1987). Mr. Equels has served on the Board for 16 years since 2008. Mr. Appelrouth has served on the Board for eight years since 2016, but consulted for the Board’s audit committee for five prior years going back to 2011.

[14]	See the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024.
[15]

See the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021 (the “2020 Annual Report”), the 2021 Annual Report and the 2022 Annual Report.

[16]	See the 2023 Annual Report.
[17]	See the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed with the SEC on August 14, 2024.

Lack of Oversight and Effective Governance

For almost seven years, from 2016 to 2023, there were only three directors on the Board. Dr. Mitchell and Mr. Appelrouth, as the Company’s two non-executive directors, served as the sole members of the compensation committee, the audit committee and the corporate governance and nomination committee. Dr. Mitchell and Mr. Equels have served on the Board together for 16 years, and Mr. Appelrouth working with them for 13 of those years (five years as a paid consultant and eight years as a director). Mr. Appelrouth also had a relationship with Mr. Equels prior to his appointment in 2016, having provided personal tax return services to Mr. Equels and his spouse and had also been retained by both Mr. Equels and his spouse to provide expert services in connection with their law practices. We do not believe this structure and composition provided any meaningful oversight of management and was disastrous for stockholders. In 2023, these three directors adopted the 2023 Amended Bylaws, which, as described above, the Delaware Supreme Court found served an improper motive and purpose and constituted a breach of the duty of loyalty.

AIM announced in November 2022, following the 2022 Annual Meeting, that it would seek to add two independent and qualified directors to the Board. However, this did not occur, and it demonstrates in our view that the incumbent Board is committed to continuing its past practices and even escalating its egregious entrenchment efforts and hostility to stockholders. AIM appointed just one new director – Ms. Bryan – in March 2023. Ms. Bryan was identified and recommended by Mr. Equels, had a pre-existing relationship with Mr. Equels and AIM through her role with BioFlorida, Inc. and no public company board experience.

We believe that the fact that the incumbent directors would not bring a true outside voice onto the Board, someone who did not have pre-existing relationship with Mr. Equels and the Company, is very telling and indicates that we should expect more of the same entrenchment and stockholder alienation from the Board. It is our view that the incumbent Board will resist independent oversight at all costs and is willing to burn through whatever funds are available in the corporate treasury to avoid accountability.

Excessive Compensation

Notwithstanding the massive stock price declines and what we consider inadequate clinical progress and financial mismanagement during their tenures, Mr. Equels, Dr. Mitchell and Mr. Appelrouth have cashed in handsomely at stockholders’ expense. Director and executive compensation from 2016 through 2023 has totaled approximately $21.5 million (based on amounts included in summary compensation tables for executives and director compensation tables for directors in SEC filings), compared to over $100 million in net loss during that time period.18

We believe the vast majority of AIM’s stockholders share our disgust with these compensation practices, as evidenced by the last three say-on-pay votes, with approval rates ranging from 16% to 37% of votes cast (including abstentions).19 Following deteriorating say-on-pay results at the 2020 annual meeting of stockholders, the Board responded by awarding Mr. Equels with a massive compensation increase, resulting in his reported 2020 compensation tripling to $2.7 million.20 Following the 2021 annual meeting of stockholders and first failed say-on-pay vote, the Board did not communicate any remedial actions it would take in response. Instead, it awarded off-cycle option grants several months later in March 2022. Following the 2022 Annual Meeting and yet another overwhelming say-on-pay failure, AIM did announce that the compensation committee would engage a nationally recognized independent compensation consultant to review executive compensation and, if appropriate, consider adjustments. However, according to the AIM proxy statement for the 2023 Annual

[18]	See the 2016 Annual Report, the 2017 Annual Report, the 2018 Annual Report, the 2019 Annual Report, the 2020 Annual Report, the 2021 Annual Report, the 2022 Annual Report and the 2023 Annual Report.
[19]	See the Company’s Current Reports on Form 8-K filed with the SEC on each of October 7, 2021, November 9, 2022 and January 10, 2024.
[20]	See the 2020 Annual Report.

Meeting, rather than engaging a new compensation consultant, AIM requested that its previously engaged compensation consultant conduct a new assessment and did not disclose any changes to executive compensation as a result.

AIM reported lower executive compensation in 2023 as compared to 2022, but the difference appears to be primarily a result of 2023 bonus compensation being deferred to 2024.21 These deferred bonuses were paid in May 2024 — $350,000 to Mr. Equels, an increase from the prior year, and $150,000 to Mr. Rodino, the same as the prior year — without explanation.22 In addition, more recently, as it became clear that AIM would be facing another proxy contest, the incumbent Board in August and September 2024 issued Mr. Equels approximately 690,000 fully vested shares (more than 1% of outstanding shares) in August and September 2024 in lieu of $200,000 of annual base salary he would otherwise receive in the next year. An additional approximately 190,000 fully vested shares were issued to Mr. Rodino for similar purposes. While AIM certainly has a need to preserve cash, the timing of these issuances and the fact that they were made upfront – in advance of the salary that would be forgone in the next year (and thus in advance of the Record Date) – indicate to us that the incumbent Board is continuing its improper purpose and illegal entrenchment effort.

Mr. Equels’s significant compensation increase in 2020 was accompanied by a new employment agreement which also provides for what we see as outrageous severance benefits – salary and other benefits (including equity compensation) for the full five-year term in the event of a termination without cause (and a three-year extension of the term and accompanying severance benefits in the event of a termination without cause following a change of control). As a result, the potential severance payments to Mr. Equels in the event of a termination without cause (as disclosed in the Company’s annual executive compensation disclosure in its SEC reports) increased from $0.8 million, assuming a January 1, 2020 termination date (whether or not following a change of control), to $2.6 million (without a change of control) and $5.0 million (with a change of control), assuming a January 2, 2024 termination date. The foregoing is based on what was reported by AIM in the 2023 Annual Report. This does not even include the 3% of gross proceeds that Mr. Equels is entitled to for certain significant events and the sale of the Company or substantially all of its assets, which we view as highly atypical.

* *  *

For AIM to have any chance of success, we believe that significant change in the Board is urgently needed. We do not believe stockholders (and potential investors, importantly) have any faith in the incumbent Board’s abilities or motivations. This was evident in the voting results at the 2022 and 2023 Annual Meetings. We believe that the finding of the Delaware Supreme Court that Mr. Equels, Dr. Mitchell and Mr. Appelrouth breached their fiduciary duty of loyalty, and the extreme waste of corporate assets in the process and the resulting distressed financial condition of the Company, exacerbate these concerns.

We believe AIM will only have a chance to be successful when it has a Board with the discipline and expertise necessary to oversee a focused long-term clinical and commercialization program and that can serve as a respected steward of investor capital and earn the trust of existing and potential stockholders. Collectively, we believe the Kellner Group Nominees would bring a wealth of business, financial, clinical trial, life science and governance experience and much needed credibility to the Board.

[21]	See the 2023 Annual Report.
[22]	See the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the SEC on May 15, 2024.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. The directors are each elected for a term of one year or until his or her successor is duly elected and qualified or his or her earlier death, resignation or removal. We are seeking your support at the Annual Meeting to elect Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney. You should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, background, qualifications and other information concerning the Incumbent Nominees.

With respect to the election of directors, the 2024 Amended Bylaws provide that a plurality of the votes cast by the stockholders present or represented by proxy at the meeting and entitled to vote is required to elect a director. Therefore, the four director nominees that receive the highest number of affirmative “FOR” votes will be elected as directors.

The Kellner Group Nominees

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Kellner Group Nominees. Each of the Kellner Group Nominees is a citizen of the United States.

Ted D. Kellner, age 78, currently manages his personal and family investments after retiring in 2017 from his career as a portfolio manager at Fiduciary Management, Inc., an investment management firm that he founded in 1980. Fiduciary Management, Inc. currently manages approximately $16 billion in assets, pension and profit-sharing trusts, Taft-Hartley and public funds, endowments and personal trusts throughout the United States. He is also the Chairman of Fiduciary Real Estate Development Inc., a business founded by Mr. Kellner in 1984 that owns and manages over $1.8 billion in multi-family residential units. Mr. Kellner previously served as a director of Metavante Technologies, Inc., a then publicly-traded company that provided banking and payments technologies to financial services firms, from 2007 to 2009, and Marshall & Ilsley Corporation, a then publicly-traded bank and financial holding company, from 2000 to 2011. He also served as a director of each of the American Family Mutual Insurance Company from 2001 to 2018, and currently serves on the board of the Kelben Foundation, a family foundation focused on education and health programs. In addition, Mr. Kellner has received the Chartered Financial Analyst designation from the CFA Institute. Mr. Kellner is qualified to serve as a director due to his over 50 years of investment and financial experience, and substantial senior management experience.

Todd Deutsch, age 52, is a private investor and entrepreneur. Since 2012, Mr. Deutsch has managed his family office. Beginning in 2024, Mr. Deutsch has also been a trader with Aramas Capital, an investment management and trading platform, on a contract basis. From 2009 to 2012, Mr. Deutsch was the Portfolio Manager/Principal at Bascom Hill Partners, a wealth management services company. Prior to running his family office and Bascom Hill Partners, Mr. Deutsch spent 20 years as a trader with Goldman Sachs and various hedge funds. Mr. Deutsch has been a member of the board of directors of Esquire Financial Holdings, Inc., a publicly-traded financial holding company, since 2015 and serves on its Compensation Committee. Mr. Deutsch is qualified to serve as a director due to his extensive financial and business experience as well as valuable insight into managing and overseeing a business.

Robert L. Chioini, age 60, is the Managing Member of Bright Rock Holdings, LLC, a consultancy business founded by Mr. Chioini in 2019 that helps pharmaceutical drug and medical device companies successfully grow their businesses by providing financing, public listing, management, operations, licensing, clinical drug development, medical device development and corporate governance assistance, among other things. Mr. Chioini served as the Chief Executive Officer and a director of SQI Diagnostics, Inc. (OTCQX-US: SQIDF/TSX-V: SQD) from 2020 to 2021, a publicly-traded, vertically integrated diagnostic medical device company servicing the U.S. and Canadian diagnostic healthcare markets, where he provided executive leadership and revamped the business leading to a 200% increase in company valuation to a $155 million market capitalization. Mr. Chioini served as Chairman of the Board and Chief Executive Officer of Rockwell Medical, Inc. (NASDAQ: RMTI) (“Rockwell”), a publicly-traded pharmaceutical drug and medical device company that Mr. Chioini founded, from 1995 to 2018, where he provided executive leadership and built the business into a successful, publicly-traded, vertically integrated company with four manufacturing plants, five distribution facilities and 330 employees servicing the U.S. and global dialysis healthcare markets becoming the 2nd largest dialysate supplier in U.S. that reached $980 million in valuation in 2015. At Rockwell, Mr. Chioini obtained 14 new U.S. FDA medical device approvals, assembled top-level clinical talent and successfully raised over $150 million to fund and execute successful human clinical studies for drug development and obtained four new U.S. FDA drug approvals (3-NDA, 1-ANDA). In addition, he managed global business development for Rockwell and secured multiple exclusive license agreements to commercialize products internationally that realized in aggregate approximately $100 million in upfront cash payments and milestone payments, plus ongoing sales royalties, drug purchases, profit split and equity purchase, with companies like Baxter International, Inc. and Wanbang Biopharmaceutical (a subsidiary of Shanghai Fosun Pharmaceutical Group Co., Ltd.). Mr. Chioini was responsible for leading all operations and strategic direction for Rockwell with full accountability for bottom-line factors. Mr. Chioini is qualified to serve as a director due to his experience spanning all phases of starting and building a business, from inception into a successful, vertically integrated, publicly-traded pharmaceutical drug and medical device company, which included leading successful clinical development programs that resulted in four FDA approved drugs and multiple license partner agreements.

Paul Sweeney, age 59, is the co-founder and has served as a principal of PS Capital Partners, a private equity firm with a focus in manufacturing and process-oriented industries, since 2001. Prior to this, Mr. Sweeney was a founding partner at Horizon Partners, Ltd., a middle market buyout firm, from 1988 to 2001. Previously, Mr. Sweeney served in the corporate development group of Arthur Young & Co., an accountancy firm that later merged with Ernst & Young Global Limited, from 1987 to 1988. Mr. Sweeney currently serves as a director of numerous portfolio companies of PS Capital Partners, including Milwaukee Composites, Inc., a manufacturer of composite products for mass transit vehicles, since 2004; Waukesha Metal Products, a metal stamping and fabrication company, since 2005; PAX Holdings, a packaging manufacturer, since 2007; International Thermal Systems, an industrial oven manufacturer, since 2010; JTS Direct LLC, an advertising print company, since 2011; CM Global, a promotional products supplier, since 2012; Sussek Machine Company, a machining and assembly company, since 2012; Engineered Custom Coatings, LLC, a liquid coatings manufacturer, since 2017; Pack Logix, a contract manufacturing and packaging company, since 2018; Quick & Pure Ice Systems, an ice production company, since 2021; Soaris, a powersport engine and vehicle solutions manufacturer, since 2022; Maynard Steel Casting Co., a castings manufacturer, since 2022; and Forward Health, a Wisconsin Department of Health Services health care and nutritional assistance benefit program, since 2023. In addition, Mr. Sweeney serves on or has served on the board of directors of various other organizations, including Milwaukee World Festival, Inc., a festival and event management company; Wisconsin Bank & Trust, a wholly owned subsidiary of Heartland Financial USA, Inc., a publicly traded bank holding company with $20 billion in assets; Metropolitan Milwaukee Association of Commerce, a non-profit business organization; Milwaukee Scholars Charter School, a public charter school; and is a member of the Greater Milwaukee Committee, a non-profit civic organization. Mr. Sweeney received a bachelor’s of science degree in finance from Georgetown University’s School of Business Administration in 1987. In addition, Mr. Sweeney completed the 16th Annual Venture Capital Institute Seminar in 1990. Mr. Sweeney is qualified to serve as a director due to his extensive investment and management experience.

The principal business address of Mr. Kellner is 790 North Water Street, Suite 2175, Milwaukee, WI 53202. The principal business address of Mr. Deutsch is 7 Old Wagon Lane, Old Westbury NY 11568. The principal business address of Mr. Chioini is 1530 Forest Bay Ct., Wixom, MI 48393. The principal business address of Mr. Sweeney is 758 North Broadway, Suite 241, Milwaukee, WI 53202.

The Kellner Group believes that each of its nominees presently is, and if elected as a director of the Company, would qualify as, an “independent director” within the meaning of (i) applicable NYSE American listing standards applicable to board composition (and applicable committees thereof) and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Kellner Group acknowledges that no director of an NYSE American listed company qualifies as “independent” unless the Board affirmatively determines that such director is independent under such standards. Accordingly, the Kellner Group acknowledges that if any of its nominees is elected, the determination of the nominee’s independence ultimately rests with the judgment and discretion of the Board.

Other than as stated in this Proxy Statement, there are no arrangements or understandings between members of the Kellner Group and any other person or persons pursuant to which the nomination of the Kellner Group Nominees described herein is to be made. The Kellner Group Nominees have consented to be named in this Proxy Statement and agreed to serve as directors if elected. Except as set forth in this Proxy Statement (including with respect to the Jorgl Delaware Action and the Florida Section 13(d) Action), none of the Kellner Group Nominees is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings. See “Background to the Solicitation” and “Information About the Participants.” With respect to each of the Kellner Group Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

We do not expect that any of the Kellner Group Nominees will be unable to stand for election, but, in the event any of them is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed GOLD proxy card marked to vote “FOR” the Kellner Group Nominees, or if the card is signed and returned but no direction is indicated, will be voted for substitute nominee(s), to the extent this is not prohibited under the 2024 Amended Bylaws and applicable law. If you mark a “FOR” vote with respect to fewer than four nominees under Proposal 1, your shares will only be voted “FOR” those nominees you have marked. If you vote “FOR” more than four nominees, all of your votes on Proposal 1 will be invalid and will not be counted. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the 2024 Amended Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Kellner Group Nominee, to the extent this is not prohibited under the 2024 Amended Bylaws and applicable law. In any such case, shares of Common Stock represented by the enclosed GOLD proxy card marked to vote “FOR” the Kellner Group Nominees, or if the card is signed and returned no direction is indicated, will be voted for such substitute nominee(s).

WE URGE YOU TO VOTE ONLY “FOR” THE ELECTION OF MR. KELLNER, MR. DEUTSCH, MR. CHIOINI AND MR. SWEENEY ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Board is submitting the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024 to the stockholders for their ratification. Additional information regarding this proposal is contained in the Company’s proxy statement.

As disclosed in the Company’s proxy statement, the failure by the stockholders to ratify the selection of the independent registered public accounting firm made by the audit committee will cause the audit committee to consider any information submitted by the stockholders in determining whether to retain BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL BUT MR. KELLNER, MR. DEUTSCH AND MR. SWEENEY INTEND TO VOTE THEIR SHARES “FOR” THIS PROPOSAL.

PROPOSAL 3

ADVISORY (NON-BINDING) APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

As disclosed in the Company’s proxy statement, under Section 14A of the Exchange Act and the rules thereunder, the Company’s stockholders are entitled to vote on a proposal to approve on an advisory (non-binding) basis, the compensation of the named executive officers. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in the Company’s proxy statement. Accordingly, the Company is asking stockholders to vote for the approval of the compensation of the named executive officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

According to the Company’s proxy statement, as an advisory vote, this proposal is not binding upon the Company or the Board. However, the Compensation Committee of the Board, which is responsible for designing and overseeing the administration of the Company’s executive compensation program, will review the results of the votes and will take them into account in making a determination concerning executive compensation.

WE RECOMMEND VOTING “AGAINST” THIS PROPOSAL AND MR. KELLNER, MR. DEUTSCH AND MR. SWEENEY INTEND TO VOTE THEIR SHARES “AGAINST” THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. Stockholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted “FOR” the election of each of Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney, “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, and “AGAINST” the advisory resolution to approve executive compensation, as described herein.

The Company’s current Board is composed of four directors, each with terms expiring at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney. We ask that you cast your votes only FOR each of Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney on the GOLD proxy card and disregard the WHITE proxy card provided by AIM. Under rules adopted by the Securities and Exchange Commission, the enclosed GOLD proxy card also includes the names of the Incumbent Nominees. We ask that you only cast your votes only FOR Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney. Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications, and other information concerning the Company’s nominees. If elected, the Kellner Group Nominees will constitute the full Board and will potentially be able to implement any actions that they may believe are necessary to unlock stockholder value.

Virtual Meeting

As discussed in the Company’s proxy statement, the Company will have a virtual format for the Annual Meeting via live webcast at www.cesonlineservices.com/aim24_vm. No in person meeting will be held. To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/aim24_vm by 11:00 a.m., Eastern Time on December 16, 2024. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives, and guests of the Company. Access to the Annual Meeting may be granted to others at the discretion of the Company and the chair of the Annual Meeting.

If you intend to attend the Annual Meeting virtually, please have your voting instruction form, proxy card or other communication containing your control number available and follow the instructions to complete your registration request. Upon completing registration, participants will receive further instructions via email, including unique links that will allow them to access the meeting.

Stockholders may log into the meeting platform beginning at 10:30 a.m., Eastern Time, on December 17, 2024. If you are a beneficial holder, you must obtain a “legal proxy” from your broker, bank or other nominee in order to vote at the Annual Meeting.

If you plan to virtually attend to the Annual Meeting, we recommend you consult the Company’s proxy statement in advance for additional information about admission requirements and process.

Whether or not you plan to virtually attend the Annual Meeting, we urge you to sign, date and return the enclosed GOLD proxy card in the postage-paid envelope provided, or if your shares are held at a broker, bank or other nominee, vote via the Internet or by telephone as instructed on the GOLD voting instruction form. Additional information and our proxy materials can also be found at https://www.okapivote.com/AIM.

If you have any difficulty following the voting process, please call Okapi Partners at (844) 343-2621 or email info@okapipartners.com.

Quorum; Broker Non-Votes; Discretionary Voting

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person or by proxy in order to legally conduct business at the meeting under the 2024 Amended Bylaws and Delaware law. The required quorum for the transaction of business at the Annual Meeting is 40% of the shares of Common Stock entitled to vote at the Annual Meeting, or by proxy.

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. Because of the contested nature of this year’s solicitation, we believe that all of the proposals on the agenda, including the ratification of the appointment of BDO USA, P.C., will be considered non-routine matters as to each holder that receives this Proxy Statement and our GOLD voting form and, accordingly, there would be no broker discretionary voting or broker non-votes with respect to your shares if you receive this Proxy Statement and our GOLD voting form. Since your broker will not have discretion to vote your shares on any proposal presented at the Annual Meeting, you must provide specific instructions to your broker as to how your shares are to be voted.

If your shares are held in street name, your broker, bank or nominee has enclosed a GOLD voting instruction card with this Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the GOLD voting instruction form in order to ensure that your shares are represented and voted at the meeting.

Votes Required For Approval

Election of Directors – Directors will be elected by a plurality of the votes cast by holders of shares represented by proxy or present at the Annual Meeting and entitled to vote on the election of directors. Therefore, the four nominees for director who receive the most votes cast by the shares represented by proxy or present at the Annual Meeting and entitled to vote in the election will be elected at the Annual Meeting. Withhold votes will have no effect on the outcome of Proposal 1. Broker discretionary voting is not permitted on Proposal 1, and broker non-votes, if any, will have no effect on the outcome of Proposal 1. We urge you to cast your votes only FOR each of Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney on the GOLD proxy card only.

Ratification of Appointment of Accountants – The affirmative vote of the holders of a majority in voting power of the shares of the Company’s common stock, represented by proxy or present at the Annual Meeting and entitled to vote on the matter, is required to ratify, on a non-binding advisory basis, the selection of BDO USA, P.C. (Proposal 2). If the stockholders do not ratify the appointment, according to the Company’s proxy statement, the audit committee will consider the results and any information submitted by the stockholders in determining whether to retain BDO USA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders. An abstention will have the same effect as a vote “against” Proposal 2. Broker non-votes, if any, will have no effect on the outcome of Proposal 2.

Advisory Vote to Approve Executive Compensation – The affirmative vote of the holders of a majority in voting power of the shares of the Company’s common stock, represented by proxy or present at the Annual Meeting and entitled to vote on the matter, is required to approve, on a non-binding advisory basis, the executive compensation of our named executive officers (Proposal 3). Although the advisory vote on Proposal 3 is non-binding – as provided by law – according to the Company’s proxy statement, the compensation committee will review the results of the vote and take them into account in making a determination concerning executive compensation. An abstention will have the same effect as a vote “against” Proposal 3. Broker non-votes, if any, will have no effect on the outcome of Proposal 3. Broker discretionary voting is not permitted on Proposal 3.

If you sign and submit your GOLD proxy card without specifying how you would like your shares voted, your shares will be only voted “FOR” the election of each of Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney, “FOR” the ratification of BDO USA, P.C. as the Company’s independent registered public accounting firm for the 2024 fiscal year, and “AGAINST” the advisory vote on executive compensation, and in accordance with the discretion of the persons named on the GOLD proxy card with respect to any other matters as may properly come before the Annual Meeting that are not known to them within a reasonable time before this solicitation to the extent authorized by Rule 14a-4(c)(3) under the Exchange Act.

Revocation of Proxies

Stockholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Kellner Group in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 2117 SW Highway 484, Ocala, Florida 34473 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to us in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received. Additionally, Okapi Partners may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Kellner Group Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF MR. KELLNER, MR. DEUTSCH, MR. CHIOINI AND MR. SWEENEY TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by the Kellner Group and we intend to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. Proxies may be solicited by mail, facsimile, telephone, Internet, in person and by advertisements.

Mr. Kellner has entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $125,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares they hold of record. Mr. Kellner will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Okapi Partners will employ approximately 35 persons to solicit stockholders for the Annual Meeting.

Costs of this solicitation of proxies are currently estimated to be approximately $750,000 (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). We estimate that through the date hereof expenses in furtherance of, or in connection with, the solicitation are approximately $250,000. The actual amount could be higher or lower depending on the facts and circumstances arising in connection with any solicitation. Mr. Kellner will bear the costs of this solicitation.

Mr. Kellner intends to seek reimbursement from the Company of all expenses he incurs in connection with this solicitation (including, for the avoidance of doubt, related litigation expenses, if any), and does not intend to submit the question of such reimbursement to a vote of security holders of the Company. As described above, these expenses are estimated to be approximately $750,000. In addition to the foregoing amount, each of Mr. Kellner, Mr. Deutsch and Mr. Chioini intend to seek reimbursement from the Company of all expenses they incurred in connection with their solicitation for the 2023 Annual Meeting (including related litigation expenses), which amounts to approximately $5.3 million as described below, and they do not intend to submit the question of such reimbursement to a vote of security holders of the Company. See “Information About the Participants” for information about these fees. The 2024 Agreement provides, however, that nothing therein will constitute a commitment or assurance that any party would vote a certain way if elected or appointed as a director of the Company or otherwise limit or interfere with a party’s ability to comply, if elected or appointed as a director of the Company, with such party’s fiduciary duties under applicable law. As such, any decision, as a director, to approve reimbursement would be made only to the extent consistent with applicable fiduciary duties.

The Kellner Group does not intend to seek reimbursement for expenses incurred by Mr. Chioini and others under the 2022 Group Agreement.

INFORMATION ABOUT THE PARTICIPANTS

The participants in the solicitation being made pursuant to this Proxy Statement are Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney. See the section entitled “Proposal 1 – Election of Directors” for certain information regarding each of us.

As of the date hereof, Mr. Kellner is the beneficial owner of 1,493,000 shares of Common Stock (1,000 of which he is the record owner of), Mr. Deutsch is the beneficial owner of 1,716,100 shares of Common Stock and Mr. Sweeney is the beneficial owner of 2,000 shares of Common Stock. Mr. Chioini does not beneficially own any shares of Common Stock. Together, the beneficial ownership of the Kellner Group is 3,211,100 shares of Common Stock, or approximately 5.04% of the 63,706,446 shares outstanding as of the Record Date.

Certain of Mr. Kellner’s family members are or may be deemed the beneficial owners of an aggregate of 479,000 additional shares of Common Stock. These shares of Common Stock are generally held in trusts or a family foundation over which Mr. Kellner’s wife, brother and/or adult children and in-laws have voting and dispositive power. Of these 479,000 additional shares of Common Stock, 210,000 of which can be considered to be beneficially owned by “associates” of Mr. Kellner because they are held by a family foundation (the Kelben Foundation) of which Mr. Kellner’s spouse, Mary Kellner, is manager and a trust of which Ms. Kellner is trustee. The Kelben Foundation and Ms. Kellner share the same business address as Mr. Kellner. Although Mr. Kellner could be deemed to beneficially own these additional shares of Common Stock, Mr. Kellner disclaims beneficial ownership of these additional shares of Common Stock.

Mr. Deutsch’s parents are the beneficial owners of an aggregate of 60,000 additional shares of Common Stock. Mr. Deutsch disclaims beneficial ownership of these additional shares of Common Stock.

Schedule I hereto set forth all purchases and sales effected during the past two years by any participant with respect to securities of the Company.

As noted above, Mr. Kellner intends to seek reimbursement of expenses he incurs in connection with this proxy solicitation and any related litigation. In addition, as noted above, Mr. Kellner, Mr. Deutsch and Mr. Chioini intend to seek reimbursement from the Company for their expenses they incurred in connection with their solicitation for the 2023 Annual Meeting (including related litigation expenses). Mr. Kellner has separately submitted the Fee Reimbursement Request for certain of these expenses. Therefore, to the extent they seek reimbursement, each of Mr. Kellner, Mr. Deutsch and Mr. Chioini could be considered to have an interest in the outcome of the election at the Annual Meeting to the extent of the expenses they have incurred. The total expenses of Mr. Kellner, Mr. Deutsch and Mr. Chioini with respect to the nominations, proxy solicitation and related litigation with respect to the 2023 Annual Meeting were approximately $5.3 million (of which Mr. Kellner paid approximately $4.0 million, Mr. Deutsch paid approximately $0.9 million and Mr. Chioini paid approximately $0.3 million). A substantial majority of these expenses related to the litigation in the Kellner Delaware Action. Any reimbursement for such expenses is expected to be allocated in the priority set forth in the 2023 Group Agreement.

The Kellner Group does not intend to seek reimbursement for expenses incurred by Mr. Chioini and others under the 2022 Group Agreement. However, Mr. Chioini could still be considered to have an interest in the outcome of the election at the Annual Meeting due to his joint responsibility for expenses that continue to be incurred under the 2022 Group Agreement in connection with ongoing litigation in the Florida Section 13(d) Action and the Jorgl Delaware Action, in which AIM has filed a motion for fee shifting (and Mr. Jorgl also filed a motion against AIM for more limited fee shifting). These proceedings are still pending. The additional costs that may be incurred in litigating them or as result of the outcomes of the proceedings could result in additional expense for which Mr. Chioini is jointly responsible. For reference, approximately $2.3 million in aggregate expenses have been incurred to date under the 2022 Group Agreement, for which Mr. Chioini and Mr. Xirinachs are jointly responsible, of which approximately $0.35 million have been paid to date, with the remainder outstanding. A significant majority of the expenses actually paid to date have been paid by Mr. Chioini.

Mr. Kellner and Mr. Deutsch are parties adverse to the Company in the Florida Section 13(d) Action. Mr. Kellner has also submitted the Section 220 Demand and Fee Reimbursement Request to the Company, which could potentially result in additional proceedings. Mr. Chioini has a material interest adverse to the Company in the Florida Section 13(d) Action and Jorgl Delaware Action due to his joint responsibility for expenses under the 2022 Group Agreement

Except as set forth in this Proxy Statement, (i) during the past ten years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (iii) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iv) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (v) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (vi) no participant in this solicitation or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (vii) no participant in this solicitation or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (viii) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise, in any matter to be acted on at the Annual Meeting; (ix) no participant in this solicitation holds any positions or offices with the Company; (x) no participant in this solicitation has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer; (xi) no companies or organizations, with which any of the participants in this solicitation has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company; and (xii) no participant in this solicitation or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material proceedings. See “Background to the Solicitation” above.

OTHER MATTERS AND ADDITIONAL INFORMATION

We are unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which we are not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

STOCKHOLDER PROPOSALS

Stockholder Proposals under Rule 14a-8

Pursuant to rules promulgated by the SEC, stockholders interested in submitting a proposal to be considered for inclusion in the Company’s proxy materials and for presentation at the Company’s 2025 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, to be eligible for inclusion in the Company’s proxy materials, Rule 14a-8 stockholder proposals must be received by the Company’s Corporate Secretary at the Company’s principal executive offices (located at 2117 SW Highway 484, Ocala, Florida 34473) no later than July 7, 2025.

Stockholder Proposals

Any stockholder of record of the Company who desires to submit a proposal of business (other than stockholder proposals in accordance with Rule 14a-8) for action at the 2025 Annual Meeting must deliver written notice of an intent to make such proposal of business to the Company’s Corporate Secretary at c/o Corporate Secretary, AIM ImmunoTech Inc., 2117 SW Highway 484, Ocala, Florida 34473 no earlier than August 19, 2025 and no later than September 18, 2025. However, if the date of the 2025 Annual Meeting is more than 30 days before or after the anniversary of the date of the prior year’s annual meeting, then such notice must be delivered to the Company’s Secretary no earlier than 120 days prior to the 2025 Annual Meeting and no later than the close of business on the later of 90 days prior to the 2025 Annual Meeting and the 10th day following the day on which public announcement (as defined in the 2024 Amended Bylaws) of the date of the 2025 Annual Meeting is first made by the Company. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the 2024 Amended Bylaws.

Stockholder Nominations for Director Candidates

Any stockholder of record of the Company who desires to nominate one or more director candidates at the 2025 Annual Meeting or submit a proposal of business (other than stockholder proposals in accordance with Rule 14a-8) for action at the 2025 Annual Meeting must deliver written notice of an intent to make such director nomination and/or make such proposal of business to the Company’s Corporate Secretary at c/o Corporate Secretary, AIM ImmunoTech Inc., 2117 SW Highway 484, Ocala, Florida 34473 no earlier than August 19, 2025 and no later than September 18, 2025. However, if the date of the 2025 Annual Meeting is more than 30 days before or after the anniversary of the date of the prior year’s annual meeting, then such notice must be delivered to the Company’s Secretary no earlier than 120 days prior to the 2025 Annual Meeting and no later than the close of business on the later of 90 days prior to the 2025 Annual Meeting and the 10th day following the day on which public announcement (as defined in the 2024 Amended Bylaws) of the date of the 2025 Annual Meeting is first made by the Company. Any such notice must also comply with the timing, disclosure, procedural and other requirements as set forth in the 2024 Amended Bylaws.

In addition to satisfying the requirements under the 2024 Amended Bylaws described in the immediately preceding paragraph, to comply with the universal proxy rules under the Exchange Act, any stockholder who intends to solicit proxies in support of director nominees other than the Board’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in accordance with the time period set forth immediately above for providing notice of stockholder nominations for director candidates.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the 2025 Annual Meeting is based on information contained in the Company’s proxy statement for the Annual Meeting. The incorporation of this information in this Proxy Statement should not be construed as an admission by the Kellner Group that such procedures are legal, valid or binding.

HOUSEHOLDING

Some record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. The Kellner Group will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Okapi Partners, at the following address or phone number: 1212 Avenue of the Americas, 17th Floor, New York, NY 10036 or call toll free at (844) 343-2621. If you want to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the Company, or you may contact our proxy solicitor at the above address and phone number.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON RELIANCE ON RULE 14A-5(C). THIS DISCLOSURE INCLUDES CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE OFFICER AND DIRECTOR COMPENSATION, INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES, INFORMATION CONCERNING CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, INFORMATION ABOUT THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND INFORMATION ABOUT DELINQUENT SECTION 16 REPORTS. SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement (including Schedule II attached hereto) has been taken from, or is based upon, publicly available information. The SEC maintains a website that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which are made available, free of charge, at sec.gov.

Ted D. Kellner

Todd Deutsch

Robert L. Chioini

Paul W. Sweeney

November 6, 2024

SCHEDULE I

PURCHASES AND SALES OF COMPANY SECURITIES IN PAST TWO YEARS

1.	Ted D. Kellner:

Date of Transaction	Action	Shares
10/21/2022	Buy	70,883
10/24/2022	Buy	19,580
10/25/2022	Buy	55,308
10/26/2022	Buy	11,821
10/27/2022	Buy	42,408
12/26/2023	Buy	37,298
12/27/2023	Buy	12,702

2.	Todd Deutsch:

Date of Transaction	Action	Shares
11/01/2022	Sell	3,558
12/30/2022	Buy	19,066
01/09/2023	Sell	300
01/11/2023	Sell	1,200
01/12/2023	Sell	3,843
01/17/2023	Sell	1,957
04/13/2023	Sell	300
04/14/2023	Sell	200
04/17/2023	Sell	500
04/18/2023	Sell	406
04/19/2023	Sell	594
04/20/2023	Sell	1,000
06/26/2023	Buy	400
06/30/2023	Buy	100
06/30/2023	Sell	1,000
07/19/2023	Sell	4,437
07/20/2023	Sell	2,000
07/21/2023	Sell	100
07/25/2023	Sell	100
07/26/2023	Sell	4,800

SCHEDULE II

The following table is reprinted from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 4, 2024.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of the Record Date, October 28, 2024, the number and percentage of outstanding shares of common stock beneficially owned by:

•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;

•	Each of our directors and NEOs; and

•	All of our officers and directors as a group.

•	The total number of shares of common stock as of the Record Date, October 28, 2024, was 63,706,446.

Name and Address of Beneficial Owner	Shares Beneficially Owned		% Of Shares Beneficially Owned
The Kellner Group (collectively, Messrs. Todd Deutsch, Ted. D. Kellner and Paul W. Sweeney)	3,211,100	(1)	5.04%
Thomas K. Equels, Executive Vice Chair, Chief Executive Officer, President	3,047,001	(2)	4.78%
Peter W. Rodino III, Chief Operating Officer, General Counsel, Secretary	845,879	(3)	1.33%
William M. Mitchell, M.D., Ph.D. Chair of the Board of Directors	306,200	(4)	*
Stewart L. Appelrouth, Director	379,398	(5)	*
Nancy K. Bryan, Director	38,462		*
Robert Dickey IV, Chief Financial Officer	50,000	(6)	*
All directors and executive officers as a group (6 persons)	4,666,940		7.33%

*	Less than 1%
(1)

Represents shares of common stock beneficially owned as of September 11, 2024, based on a Schedule 13D/A filed on September 11, 2024, by Messrs. Deutsch, Kellner and Sweeney. Messrs. Deutsch, Kellner and Sweeney list their address as c/o Baker & Hostetler LLP, 127 Public Square, Suite 2000, Cleveland, Ohio 44114, Attn: John J. Harrington. Represents 1,716,100 shares beneficially owned by Mr. Deutsch, 1,493,000 shares beneficially owned by Mr. Kellner and 2,000 shares beneficially owned by Mr. Sweeney.

(2)

For Mr. Equels, shares beneficially owned include 1,554,143 shares issuable upon exercise of options and excludes no shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(3)

For Mr. Rodino, shares beneficially owned include 444,617 shares issuable upon exercise of options and excludes no shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(4)

For Dr. Mitchell, shares beneficially owned include 229,494 shares issuable upon exercise of options and excludes no shares issuable upon exercise of options not vested or not exercisable within the next 60 days. Also includes 190 shares of common stock owned by his spouse and 190 shares owned by family trusts.

(5)

For Mr. Appelrouth, shares beneficially owned include 139,599 shares issuable upon exercise of options and excludes no shares issuable upon exercise of options not vested or not exercisable within the next 60 days.

(6)	For Mr. Dickey IV, shares beneficially owned include 50,000 shares issuable upon exercise of options.

IMPORTANT

Tell your Board what you think! Your vote is important. No matter how many shares of Common Stock you own, please give the Kellner Group your proxy FOR the election of the Kellner Group Nominees and in accordance with the Kellner Group’s recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

•	SIGNING the enclosed GOLD proxy card;

•	DATING the enclosed GOLD proxy card; and

•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

You may vote your shares at the Annual Meeting, however, even if you plan to attend the Annual Meeting, we recommend that you submit your GOLD proxy card by mail by the applicable deadline so that your vote will still be counted if you later decide not to attend the Annual Meeting. If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of the Kellner Group’s proxy materials, please contact Okapi Partners at the phone numbers or email address listed below.

Okapi Partners LLC

1212 Avenue of the Americas, 17th Floor,

New York, New York 10036

Stockholders may call toll-free: (844) 343-2621

Banks and brokers call: (212) 297-0720

Email: info@okapipartners.com

GOLD PROXY CARD

AIM IMMUNOTECH INC.

2024 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE KELLNER GROUP IN ITS PROXY SOLICITATION

THE BOARD OF DIRECTORS OF AIM IMMUNOTECH INC.

IS NOT SOLICITING THIS PROXY

PROXY

The undersigned appoints Ted D. Kellner, John Harrington, and Charles Garske, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of AIM ImmunoTech Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2024 Annual Meeting of Stockholders of the Company scheduled to be held on December 17, 2024 at 11:00 a.m., Eastern Time, in a virtual meeting format, via live webcast (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Mr. Kellner, Mr. Deutsch, Mr. Chioini and Mr. Sweeney (the “Kellner Group”) a reasonable time before this solicitation.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE ONLY VOTED “FOR” TED D KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL W. SWEENEY ON PROPOSAL 1, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSAL 3.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with the Kellner Group’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

☒ Please mark vote as in this example

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS, THIS PROXY WILL BE ONLY VOTED “FOR” TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL W. SWEENEY IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “AGAINST” PROPOSAL 3. IF LESS THAN FOUR “FOR” VOTES ARE INDICATED IN PROPOSAL 1, THIS PROXY WILL BE VOTED ONLY FOR THOSE NOMINEES INDICATED.

THE KELLNER GROUP STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ONLY TED D. KELLNER, TODD DEUTSCH, ROBERT L. CHIOINI AND PAUL W. SWEENEY IN PROPOSAL 1, MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2, AND RECOMMENDS THAT STOCKHOLDERS VOTE “AGAINST” PROPOSAL 3.

1.

Proposal to Elect Directors. Vote “FOR” only up to four nominees in total. You may vote “FOR” less than four nominees, but if you vote “FOR” more than four nominees, your votes on Proposal 1 will be considered invalid and will not be counted.

	FOR	WITHHOLD
The Kellner Group
Nominees:

1a. Robert L. Chioini	☐	☐

1b. Todd Deutsch	☐	☐

1c. Ted D. Kellner	☐	☐

1d. Paul W. Sweeney	☐	☐

The Incumbent Nominees:

1e. Stewart L. Appelrouth	☐	☐

1f. Nancy K. Bryan	☐	☐

1g. Thomas K. Equels	☐	☐

1h. William M. Mitchell	☐	☐

The Kellner Group does not expect that any of its nominees will be unable to stand for election, but, in the event any of its nominees are unable to serve or for good cause will not serve, the shares of Common Stock represented by this proxy card and marked to vote “FOR” the Kellner Group nominee, or if the card is signed and returned and no direction is indicated, will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s organizational documents and applicable law. In addition, the Kellner Group has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its organizational documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Company’s organizational documents and applicable law. In any such case, shares of Common Stock represented by this proxy card and marked to vote “FOR” the Kellner Group nominee, or if the card is signed and returned and no direction is indicated, will be voted for such substitute nominee(s). Stockholders should refer to the Company’s proxy statement, which is available, free of charge, at sec.gov, for the names, backgrounds, qualifications and other information concerning the Incumbent Nominees.

THERE IS NO ASSURANCE THAT ANY OF THE CANDIDATES WHO HAVE BEEN NOMINATED BY THE COMPANY WILL SERVE AS DIRECTORS IF OUR NOMINEES ARE ELECTED.

2.	The Company’s proposal to ratify the selection of BDO USA, P.C. as the Company’s independent registered public accounting firm for the 2024 fiscal year.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	The Company’s proposal to approve, on an advisory basis, the Company’s executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.
Date:
Signature:
Signature (if held jointly):
Title(s):

Please sign exactly as name appears on stock certificates or on label affixed hereto. When shares of Common Stock are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.